EXHIBIT 10.7
PRIMUS GUARANTY, LTD.
SENIOR MANAGEMENT SEVERANCE PAY PLAN
(including amendments through July 30, 2008)
Section 1 Purpose
The Company is implementing the Plan to make available severance benefits to a select group of key management employees if and when employment with the Company and its Subsidiaries is terminated under the circumstances and subject to the conditions described below. The Plan is intended to be a welfare benefit plan as defined by Section 3(1) of ERISA. The terms of the Plan may not be modified or amended, except as described below.
Section 2 Definitions
Capitalized terms used in the Plan and not elsewhere defined herein shall have the meanings set forth in this Section:
(a) “Base Salary” shall mean one-twelfth of the Participant’s stated annual rate of base salary, excluding any employer contributions towards employee benefits, bonuses, or other incentive pay, determined as of the date immediately prior to the date of such Participant’s Termination of Employment, provided that any reduction in the Participant’s rate of base pay that forms a basis for such Termination of Employment shall be disregarded.
(b) “Board” shall mean the Board of Directors of the Company.
(c) “Bonus” shall mean one-twelfth of the average amount of cash and equity (valued as of the grant date) paid or awarded to the Participant as an annual bonus for the past three years (or such shorter period if they were not employed by the Company long enough to receive three bonuses). Any bonus for a period less than a full year shall be prorated.
(d) “Cause” shall have the meaning set forth in any employment agreement between the Company or any Subsidiary and the Participant, and otherwise shall mean a Participant’s having (i) been charged with a felony or a crime involving moral turpitude, (ii) materially failed, refused or neglected to substantially perform his or her duties (other than by reason of a physical or mental impairment), to implement the directives of the Company, or to comply with any written Company policy or agreement to which the Participant is a party, in each case after the Participant has been given written notice and a reasonable opportunity to cure such failure, refusal or neglect, to the extent curable, or (iii) willfully engaged in conduct that is materially injurious to the Company or any Subsidiary, monetarily or otherwise.

(e) “CIC Termination of Employment” shall mean a Participant’s termination of employment with the Company and its Subsidiaries (i) initiated by the Company or a Subsidiary (other than on account of Cause or Disability) at any time during the 3 month period preceding or the 24 month period following a Change in Control, or (ii) initiated by the Participant for Good Reason at any time during the 24 month period following a Change in Control.
(f) A “Change in Control” shall be deemed to have occurred upon:
(i) in any twelve (12) month period, the acquisition by any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), excluding the Company or any of its Subsidiaries or any employee benefit plan sponsored by any of the foregoing, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the voting power with respect to the election of directors;
(ii) in any twelve (12) month period, the cessation for any reason of the individuals who constitute the Board as of the effective date of the Plan (the “Incumbent Board”) to constitute at least a majority of the members of the Board, provided that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company’s management prior to, or at the time of, such individual’s initial nomination for election) shall be, for purposes of the Plan, considered as though such person were a member of the Incumbent Board; or
(iii) the consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company’s assets, a reverse stock split of outstanding voting securities, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause (iii) if consummation of the transaction would result in more than 50% of the total voting power with respect to the election of directors represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company’s business) outstanding immediately after such transaction being beneficially owned by all or substantially all of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction.

(g) “COBRA Premium” shall mean, for a Participant who is entitled to, and elects to receive, continued health coverage under the health plans of the Company or a Subsidiary pursuant to Part 6 of Subchapter I of Title I of the ERISA, the monthly premium paid by the Participant for such coverage.
(h) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
(i) “Company” shall mean Primus Guaranty, Ltd. and any successor that assumes the Plan pursuant to Section 9 (other than for purposes of determining whether a Change in Control has occurred in connection with such successor).
(j) “Disability” shall mean a Participant’s physical or mental impairment such that he or she qualifies for benefits under a long-term disability insurance plan sponsored by the Company or a Subsidiary.
(k) “ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended.
(l) “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended.
(m) “Good Reason” shall mean a (i) reduction of a Participant’s rate of base pay (other than a reduction that applies proportionately to all employees similarly situated to the Participant) or his or her target annual bonus opportunity, if any, as in effect immediately prior to a Change in Control, (ii) a relocation of a Participant’s principal place of employment by more than 50 miles from such place of employment immediately prior to a Change in Control, (iii) a material and adverse change or diminution of the Participant’s job duties or responsibilities as in effect immediately prior to a Change in Control, after the Participant has given the Company written notice and a reasonable opportunity to cure such change or diminution, or (iv) any failure by the Company to obtain the assumption of the Plan by any successor or assign of the Company as provided in Section 9. Notwithstanding the foregoing, Good Reason shall not include (x) a removal of a Participant from the Operating Committee, or (y) a change in the Participant’s reporting relationships, or an adjustment in the nature of a Participant’s duties and responsibilities that in either case continues to allow the Participant to have the same authority with respect to the Company’s functional area, employees or products and services that the Participant had immediately prior to such change or adjustment (and, for the avoidance of doubt, a change in, or elimination of, duties or responsibilities caused by reason of the Company ceasing to be publicly traded shall not constitute Good Reason).
(n) “Non-CIC Termination of Employment” shall mean a Participant’s termination of employment with the Company and its Subsidiaries initiated by the Company or a Subsidiary other than on account of Cause or Disability that occurs at any time other than during the 3 month period preceding or the 24 month period following a Change in Control.

(o) “Participant” shall mean any employee of the Company or a Subsidiary who is described as an eligible employee in Section 3 and satisfies the conditions for participation in the Plan set forth in Section 3.
(p) “Plan” shall mean the Primus Guaranty, Ltd. Senior Management Severance Pay Plan, as set forth herein, and as the same may from time to time be amended.
(q) “Plan Committee” shall mean the committee designated to administer the Plan pursuant to Section 7.
(r) “Severance Period” for a Participant shall mean (i) with respect to a Non-CIC Termination of Employment, the period commencing on the date of such Participant’s termination of employment and ending on the date that is such number of months thereafter as is equal to the Participant’s Years of Service, but such period shall be no less than 2 months and no greater than 12 months, and (ii) with respect to a CIC Termination of Employment, a period commencing on the date of such termination of employment and ending on the date that is 18 months later.
(s) “Subsidiary” shall mean an entity that is, either directly or through one or more intermediaries, controlled by the Company.
(t) “Termination of Employment” shall mean either a CIC Termination of Employment or a Non-CIC Termination of Employment.
(u) “Years of Service” shall mean the number of consecutive full twelve month periods since the Participant’s last date of hire by the Company in which the Participant is paid by the Company for the performance of full-time services in a capacity that qualifies such person for participation in this Plan. Years of Service shall be measured in full years and no credit shall be provided for fractions of a Year of Service.
Section 3 Eligibility
All members of the Company’s Operating Committee and all employees of the Company or any Subsidiary designated by the Plan Committee shall participate in the Plan. No person shall receive any payments under the Plan unless such person becomes party to a non-competition agreement substantially in the form attached as Appendix A (the “Non-Competition Agreement”).

Section 4 Severance Benefits
(a) Cash Severance. In the event of a Participant’s Non-CIC Termination of Employment, the Company shall pay the Participant the sum of his or her Base Salary and Bonus for each month during the Severance Period consistent with the Company’s normal payroll practices applicable to the Participant immediately prior to his or her Termination of Employment (or as such payroll practices may be revised by the Company from time to time). In the event of a Participant’s CIC Termination of Employment, the Company shall pay the Participant the sum of (i) his or her Base Salary and (ii) the greater of (x) his or her Bonus, or (y) the product of his or her Base Salary multiplied by the bonus factor set forth on Appendix B, for each month during the Severance Period consistent with the Company’s normal payroll practices applicable to the Participant immediately prior to his or her Termination of Employment (or as such payroll practices may be revised by the Company from time to time).
(b) Prorated Bonus. In the event of a Participant’s Non-CIC Termination of Employment during a fiscal year, the Company shall pay the Participant the cash portion of the annual bonus to which the Participant would have been entitled had he or she remained employed by the Company or a Subsidiary until the date bonuses are payable in respect of such fiscal year, multiplied by a fraction, the numerator of which equals the sum of the number of months (or fractions thereof) during such fiscal year that the Participant was employed by the Company or a Subsidiary and the denominator of which equals twelve, paid when the bonus is normally paid. In the event of a Participant’s CIC Termination of Employment, the Company shall pay the Participant an amount equal to (i) twelve times the greater of (x) the Bonus or (y) the product of the Participant’s Base Salary multiplied by the bonus factor set forth on Appendix B, multiplied by (ii) a fraction, the numerator of which equals the sum of the number of months (or fractions thereof) during such fiscal year that the Participant was employed by the Company or a Subsidiary and the denominator of which equals twelve, paid when the bonus is normally paid.
(c) Prior Year’s Bonus. In the event of a Participant’s Non-CIC Termination of Employment after the end of a fiscal year but prior to the date annual bonus are to be paid for such year, the Company shall pay the Participant the cash portion of the annual bonus to which the Participant would have been entitled, if any, had he or she remained employed by the Company or a Subsidiary until the date bonuses for such fiscal year would have been paid, to be paid when the bonus is normally paid. In the event of a Participant’s CIC Termination of Employment after the end of a fiscal year but prior to the date annual bonus are to be paid for such year, the Company shall pay the Participant an amount equal to (i) twelve times the greater of (x) the Bonus or (y) the product of the Participant’s Base Salary multiplied by the bonus factor set forth on Appendix B, paid when the bonus is normally paid.
(d) Health Benefits. In the event of a Participant’s Termination of Employment, the Company shall reimburse the Participant the COBRA Premium paid by the Participant in respect of each month during the Severance Period, provided that such reimbursement shall be reduced by the amount of any monthly co-premium payment the Participant would have been required to make had he or she remained actively employed by the Company or a Subsidiary.

(e) Accelerated Vesting. Upon a Participant’s CIC Termination of Employment, all outstanding unvested awards relating to the Company’s stock (or any securities or other consideration into which such stock was converted in connection with the Change in Control) whose vesting was conditioned solely upon the Participant’s future performance of services shall become fully vested. Additionally, upon a Participant’s death, disability or retirement (as such latter term is defined in the Company’s 2004 Share Incentive Plan) all outstanding unvested awards relating to the Company’s stock whose vesting was conditioned solely upon the Participant’s future performance of services shall become fully vested. As to any such award whose vesting was also dependent upon achieving a targeted level of performance during a specified performance period, such award shall vest on the assumption that targeted level of performance was achieved, or, if greater, expected actual performance determined at the time of a Change in Control, and shall be prorated to reflect the portion of such specified performance period during which the participant was actually employed by the Company or any Subsidiary.
Additionally, all of a Participant’s unvested “make-whole signing bonuses” shall vest in the event of a Termination of Employment. Further, in the event a Participant’s employment is terminated by reason of his or her position having been eliminated, all of his or her outstanding unvested awards relating to the Company’s stock shall vest.
Section 5 Conditions; Offset
(a) Conditions. No benefits will be paid or provided pursuant to Section 4 unless and until the Participant executes a release of claims in favor of the Company and its affiliates in substantially the form attached as Appendix C, and such release becomes irrevocable, as provided in such release. In addition, a Participant shall not be entitled to any benefits under Section 4 if such Participant has breached the Non-Competition Agreement, or has breached any other agreement with the Company relating to nondisclosure of confidential information or ownership of intellectual property. In the event of such breach, the Participant shall repay to the Company all amounts previously paid to him or her under the Plan.
(b) Offset. Any amount to be paid or benefit to be provided under Section 4 shall be reduced by any like amount to be paid or provided pursuant to the terms of any employment agreement between the Company or any Subsidiary and the Participant. In addition, the Company may offset from any payment otherwise due a Participant pursuant to the Plan any amount the Participant owes the Company or any Subsidiary.
Section 6 Special Tax Gross-Up
(a) Gross-Up. A Participant shall be entitled to a payment in an amount that, on an after-tax basis (including federal income and excise taxes, social security and Medicare taxes and state and local income taxes) equals the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) upon the Participant by reason of amounts payable under the Plan (including this Section 6), as well as other amounts payable outside the Plan by the Company or any Subsidiary that are described in Section 280G(b)(2)(A)(i) of the Code. For purposes of this subsection, the Participant shall be deemed to pay federal, state and local income taxes at the highest marginal rate of taxation.

(b) Cut-Back. Notwithstanding Section 6(a), no payment shall be made thereunder, and amounts payable under Section 4 and, if necessary, amounts payable outside of the Plan by the Company or any Subsidiary that are described in Section 280G(b)(2)(A)(i) of the Code, shall be reduced to the extent necessary to avoid any portion of any such payment being treated as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code if, after such reduction, the Participant would retain at least 90% of the amount that would otherwise be payable without regard to this Section 6(b). Reductions to be made under this Section 6(b) shall first be applied to amounts payable in cash, then to non-cash benefits other than acceleration of vesting, and then to acceleration of vesting.
(c) Determinations. Determinations of the Excise Tax and the amount of the payment or reduction to be made pursuant to Section 6(a) or (b) shall be made by the Plan Committee. If it is subsequently determined by the U.S. Internal Revenue Service (“IRS”) that the Excise Tax is greater than the amount so determined, the Plan Committee shall recalculate the payment or reduction to be made pursuant to Section 6(a) or (b), and make any appropriate payment to the Participant. The Company, at its cost, may, on the Participant’s behalf, challenge any assessment or imposition of any such excise tax by the IRS, and the Participant will reasonably assist and cooperate with the Company, at the Company’s expense, with respect to any such challenge. Should the Participant receive a refund of any excise tax previously paid, the Participant shall repay to the Company the portion of any gross-up payment made in respect of the Excise Tax so refunded. The Participant will, with respect to the applicability of the Excise Tax, take a position consistent with that of the Company at all times.
Section 7 Administration
(a) Plan Committee. The Plan shall be administered by the Compensation Committee of the Board, unless the Board shall appoint a different committee. Other provisions of the Plan notwithstanding, the Board may perform any function of the Plan Committee under the Plan, and to the extent authority is specifically reserved to the Board under the terms of the Plan, the Company’s Certificate of Incorporation or Bye-Laws, or applicable law, such authority shall be exercised by the Board and not by the Plan Committee.
(b) Powers and Duties of Plan Committee. In addition to the powers and duties specified elsewhere in the Plan, the Plan Committee shall have full authority and discretion to:
(i) adopt, amend, suspend, and rescind such rules and regulations and appoint such agents as the Plan Committee may deem necessary or advisable to administer the Plan;
(ii) correct any defect or supply any omission or reconcile any inconsistency in the Plan and to construe and interpret the Plan or other instrument hereunder;

(iii) make determinations relating to eligibility for and entitlements to benefits under the Plan, and to make all factual findings related thereto; and
(iv) make all other decisions and determinations as may be required under the terms of the Plan or as the Plan Committee may deem necessary or advisable for the administration of the Plan.
(c) Delegation by Plan Committee. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Plan Committee may delegate to any person or persons selected by it, who may or may not be members of the Board, all or any part of its responsibilities and powers as set forth in the Plan. Any such allocation or delegation may be revoked by the Plan Committee at any time. Except as notified in writing to the contrary by the Plan Committee, in the event of such allocation or delegation, the Plan Committee’s delegates shall have all of the powers vested in the Plan Committee necessary to fulfill the functions delegated.
Section 8 Claims Procedure
(a) Generally. This Section 8 describes the Plan’s procedures under which an individual can make a claim for benefits under the Plan and appeal a denied claim for benefits. A request for benefits is a “claim” subject to these procedures only if it is filed by an individual or his or her authorized representative in accordance with the Plan’s claim filing guidelines. All claims must be filed with the Plan Committee in writing (to the attention of “Severance Plan Committee” addressed to the Company’s corporate headquarters). If an individual wants to bring a claim for benefits under the Plan, the individual may designate an authorized representative to act on his or her behalf so long as the individual provides written notice of such designation to the Plan Committee identifying such authorized representative.
(b) Time Periods for Responding to Initial Claims. If an individual brings a claim for benefits under the Plan, the Plan Committee will respond to the individual within 90 days after receipt of the claim. If the Plan Committee determines that an extension is necessary due to matters beyond the control of the Plan, the Plan Committee will notify the individual within the initial 90-day period that the Plan Committee needs up to an additional 90 days to review his or her claim.
(c) Notice and Information Contained in Notice Denying Initial Claim. If the Plan Committee denies a claimant’s claim (in whole or in part), the Plan Committee will provide the individual with written notice of the denial. This notice will include the specific reason or reasons for the denial; reference to the specific provisions on which the denial is based; a description of any additional material or information necessary for the individual to perfect his or her claim and an explanation as to why such information is necessary; and a description of the Plan’s appeals procedures and the time limits applicable for such procedures (such description to include a statement that the individual is eligible to bring a civil action in U.S. Federal court under Section 502 of ERISA to appeal any adverse decision on appeal and a description of any expedited review process for urgent care claims).

(d) Appealing a Denied Claim for Benefits. If an individual’s initial claim for benefits is denied, the individual may appeal the denial by filing a written request addressed to the Severance Plan Committee, within 60 days after the individual receives the notice denying his or her initial claim for benefits. If the individual decides to appeal a denied claim for benefits, the individual will be able to submit written comments, documents, records, and other information relating to his or her claim for benefits (regardless of whether such information was considered in his or her initial claim for benefits) for review and consideration. The claimant will also be entitled to receive, upon request and free of charge, access to and copies of, all documents, records and other information that is relevant (within the meaning of ERISA) to his or her appeal.
(e) Time Periods for Responding to Appealed Claims. If a claimant appeals a denied claim for benefits under the Plan, the Plan Committee will respond to the individual within 60 days after receipt of the claim. If the Plan Committee determines that an extension is necessary due to matters beyond the control of the Plan, the Plan Committee will notify the individual within the initial 60-day period that the Plan Committee needs up to an additional 60 days to review his or her appeal.
(f) Notice and Information Contained in Notice Denying Appeal. If the Plan Committee denies an individual’s appeal (in whole or in part), the Plan Committee will provide the individual with written notice of the denial. This notice will include the specific reason or reasons for the denial; reference to the specific provisions on which the denial is based; a statement that the individual is entitled to receive, upon request and free of charge, access to and copies of, all documents, records and other information that is relevant (within the meaning of ERISA) to his or her claim and/or appeal for benefits; and a statement that the individual is entitled to bring a civil action in U.S. Federal court under Section 502 of ERISA to pursue his or her claim for benefits.
Section 9 Successor to the Company
The Company may require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company to expressly to assume the Plan and agree to perform the obligations hereunder in the same manner and to the same extent the Company would be required to perform if no such succession had taken place.

Section 10 Amendment; Termination; Removal from Participation
The Board retains the right to amend, suspend or terminate the Plan in whole or in part for any reason, and the Plan Committee retains the right to remove any particular Participant from further participation in the Plan for any reason; provided, however, that if any such action adversely affects the rights of any Participant under the Plan, then without the consent of the affected Participant, (i) 12 months’ advance notice must be provided to each adversely affected Participant before any such action is effective, and (ii) no such action shall become effective during the 24 month period following a Change in Control. For the avoidance of doubt, although a Participant may be removed from the Operating Committee without notice, such removal shall not cause the Participant’s participation in the Plan to cease until the later of 12 months after such removal, or, if such removal occurs during the 24 month period following a Change in Control, the end of such 24 month period.
Section 11 General Provisions
(a) No Mitigation. A Participant shall not be required to mitigate the amount of any payment or benefit provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.
(b) Non-Exclusivity of Rights. Nothing in the Plan shall prevent or limit the Participant’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or Plan provided by the Company and for which the Participant may qualify; provided, however, that if the Participant becomes entitled to and receives all of the payments provided for in the Plan, the Participant agrees to waive his or her right to receive payments under any severance plan or similar Plan applicable to all employees of the Company.
(c) Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he may expect to receive, contingently or otherwise, under the Plan.
(d) No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant the right to be retained in the service of the Company or any Subsidiary, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.
(e) Death. In the event of a Participant’s death following his or her Termination of Employment and after having become entitled to benefits under the Plan, any amounts not yet paid pursuant to Section 4(a) shall be paid to the person(s) or trust(s) which have been designated by the Participant in his or her most recent written beneficiary designation filed with the Plan Committee or the Company’s Director of Human Resources. If, upon a Participant’s death, there is no designated Beneficiary or surviving designated Beneficiary, then the term Beneficiary means the person(s) or trust(s) entitled by will or the laws of descent and distribution to receive such amounts.

(f) Tax Withholding. The Company and each Subsidiary shall have the right to withhold from any payment to be made pursuant to the Plan such amount as it is required to withholding under applicable withholding tax laws.
(g) Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.
(h) Unfunded Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Company or any Subsidiary which may be applied by the Company to the payment of Benefits.
(i) Controlling Law. The Plan shall be construed and enforced according to the laws of the state of New York, except to the extent preempted by United States Federal law.

Appendix A
Non-Competition Agreement
This agreement is made by and between Primus Guaranty, Ltd. (the “Company”) and  _____  (“Employee”) as of the  _____  day of  _____, 200_____.
In consideration of Employee’s continued employment with the Company or any of its subsidiaries, the selection of Employee to participate in the Primus Guaranty, Ltd. Senior Management Severance Pay Plan (the “Severance Plan”), and other good and valuable consideration hereby acknowledged by Employee, Employee acknowledges and agrees as follows:
1. Employee will not, during Employee’s employment and during the Restricted Period (as defined below) directly or indirectly, on Employee’s own behalf or as a partner, officer, director, employee, agent, consultant or stockholder (other than as the holder of 1% or less of the voting capital stock of any corporation with a class of equity securities registered under Section 12(b) or 12(g) of the U.S. Securities Exchange Act of 1934, as amended) engage in or render services to any person or entity engaged in the development or sale of financial products related to credit enhancement, or that is a dealer with respect to such products, where Employee’s activities will relate primarily to financial products offered by the Company or one of its subsidiaries or affiliates at the time of Employee’s termination of employment. For purposes of this agreement, the “Restricted Period” shall mean the period commencing on the date hereof and ending on the one year anniversary of Employee’s termination of employment with the Company and all of its subsidiaries, provided that in the event such termination is under circumstances entitling Employee to severance benefits under Section 4 of the Severance Plan, the Restricted Period shall end on the earlier of such one year anniversary, or the date that the Severance Period, as defined in the Severance Plan, expires.
2. Employee acknowledges that the relationships of the Company and its subsidiaries with their employees, customers and vendors are valuable business assets. Employee agrees that, during Employee’s employment and during the Restricted Period, Employee will not directly or indirectly (for Employee or for any third party) divert or attempt to divert from the Company or its subsidiaries and affiliates any business, employee, customer or vendor, through solicitation or otherwise.
3. Employee acknowledges that the restrictions contained in paragraphs 1 and 2 of this agreement, in view of the nature of the businesses in which the Company and its subsidiaries are engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and its subsidiaries and that any violation thereof would result in irreparable injuries to the Company and its subsidiaries which would not be readily ascertainable or compensable in terms of money, and therefore further acknowledges that, in the event of his violation of any of these restrictions, the Company shall be entitled to obtain from any court of competent jurisdiction temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. Employee further agrees that if it is determined by a court that Employee has breached the terms of the aforesaid paragraphs, the Company shall be entitled to recover from Employee all costs and reasonable attorneys’ fees incurred as a result of its attempts to redress such breach or to enforce its rights and protect its legitimate interests. Employee agrees that a copy of this agreement may be submitted to any court or other tribunal in connection with any proceeding concerning the meaning, interpretation or enforcement of the terms of this agreement.
4. The Company may assign this agreement to any successor to its business or assets. This agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon Employee and his legal representatives.
5. This agreement does not confer upon Employee any right or obligation to continue in the employ of the Company or alter in any way the at-will nature of Employee’s employment relationship with the Company.
6. If any portion or application of this agreement, including particularly the restrictions set forth above, should for any reason whatsoever be declared invalid, in whole or in part, by a court of competent jurisdiction, such illegal or unenforceable provision or application or part thereof shall be severable from this agreement and shall not in any way affect the validity or enforceability of any of the remaining provisions or applications. In that regard, Employee hereby declares that the restrictions set forth above are reasonable and properly required for the adequate protection of the businesses of the Company. In the event the scope of any restriction is deemed to be unreasonable by any court of competent jurisdiction, Employee agrees to the reduction of said restriction to such scope that said court shall deem reasonable.
7. This agreement shall be construed and enforced in accordance with the laws of the State of New York, without regard to choice of law principles. Employee (i) irrevocably submits to the jurisdiction of any state or federal court sitting in the State of New York for the purposes of any suit, action or other proceeding arising out of or relating to this agreement, and (ii) waives and agrees not to assert in any such proceeding a claim that he is not personally subject to the jurisdiction of the court referred to above, that the suit or action was brought in an inconvenient forum or that the venue of the suit or action is improper.

IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the date first above written.

EMPLOYEE	PRIMUS GUARANTY, LTD.

By:

Name:
Title:

Dated:	Dated:

Appendix B
Bonus Factors

Name	Bonus Factor

Appendix C
RELEASE
I,  _____, the undersigned, agree to accept the compensation, payments, benefits and other consideration provided for in Section 4 of the Senior Management Severance Pay Plan (the “Plan”) of Primus Guaranty, Ltd. (the “Company”) in full resolution and satisfaction of, and hereby IRREVOCABLY AND UNCONDITIONALLY RELEASE, REMISE AND FOREVER DISCHARGE the Company and Releasees from any and all agreements, promises, liabilities, claims, demands, rights and entitlements of any kind whatsoever, in law or equity, whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, to the maximum extent permitted by law (“Claims”), which I, my heirs, executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, arising, occurring or relating to my employment and/or termination thereof with the Company and Releasees, or my status as a stockholder of the Company and Releasees, at any time on or prior to the date I execute this Release, including, without limitation, any and all Claims arising out of or relating to compensation, benefits, any and all contract claims, tort claims, fraud claims, claims for bonuses, commissions, sales credits, etc., defamation, disparagement, or other personal injury claims, claims for accrued vacation pay, claims under any federal, state or municipal wage payment, discrimination or fair employment practices law, statute or regulation, and claims for costs, expenses and attorneys’ fees with respect thereto. This release and waiver includes, without limitation, any and all rights and claims under Title VII of the U.S. Civil Rights Act of 1964, the U.S. Civil Rights Acts of 1866, 1871 and 1991, the U.S. Employee Retirement Income Security Act, the U.S. Age Discrimination in Employment Act (including but not limited to the U.S. Older Workers Benefit Protection Act), the U.S. Americans with Disabilities Act, the U.S. National Labor Relations Act, the U.S. Family and Medical Leave Act, the U.S. Equal Pay Act, the U.S. Sarbanes-Oxley Act, [add applicable state laws and/or Bermuda laws relating to employment] and all amendments to the foregoing, and any other federal, state or local statute, ordinance, regulation or constitutional provision regarding employment, compensation, employee benefits, termination of employment or discrimination in employment. Notwithstanding the above, I do not release my right to any right to indemnification I may have as a director, officer or employee pursuant to applicable law and/or the Company’s certificate of incorporation or bye-laws.
I represent and affirm (i) that I have not filed any Claim against the Company and Releasees and (ii) that to the best of my knowledge and belief, there are no outstanding Claims within the meaning of this paragraph.
For the purpose of implementing a full and complete release and discharge of Claims, I expressly acknowledge that this Release is intended to include in its effect, without limitation, all the Claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such Claims, including Claims for attorneys’ fees and expenses. I expressly waive any right to assert after the execution of this Release that any such Claim has, through ignorance or oversight, been omitted from the scope of the Release.

For purposes of this Release, the term “the Company and Releasees” includes the Company and its past, present and future direct and indirect parents, subsidiaries, affiliates, divisions, predecessors, successors, and assigns, and their past, present and future officers, directors, shareholders, representatives, agents, attorneys and employees, in their official and individual capacities, and all other related individuals and entities, jointly and individually, and this Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.
[add any special provisions necessary under state law relating to employment]
I understand that I have a period of up to 14 days [21 if age 40 or older] from my receipt of this Release to review and consider this Release. [if age 40 or older add: I further understand that once I have signed this Release, I may revoke it at any time during the 7 days following its execution by delivering a written notice of revocation to the Company, attention General Counsel.] I further understand that if I fail to execute and return this Release to the Company, attention General Counsel, prior to the expiration of such 14 [21] day period, [or revoke my execution of the Release during such 7 day period], I will not be entitled to the compensation, payments, benefits and other consideration provided for in Section 4 of the Plan.
I ACKNOWLEDGE THAT I HAVE READ THIS
RELEASE AND I UNDERSTAND
AND ACCEPT ITS TERMS

Date
Sworn to before me this
 _____  day of  _____, 20_____

Notary Public